EXHIBIT 99.1

UFP TECHNOLOGIES, INC.

172 East Main Street

Georgetown, MA 01833 – USA

Tel.  978-352-2200  /  Fax  978-352-5616

INFO@UFPT.COM  /  WWW.UFPT.COM

FOR IMMEDIATE RELEASE	CONTACT:
October 29, 2003	Ron Lataille (978) 352-2200

UFP TECHNOLOGIES ANNOUNCES IMPROVED SALES AND PROFITS

Georgetown, Mass. (October 29, 2003).  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net sales of $16.1 million for the third quarter ended September 30, 2003, or 5.0% higher than net sales of $15.3 million in the same period last year.  For the quarter, the Company reported net income of $41,000 or $0.01 per common share outstanding, compared to net income of $4,000 or $0.00 per share a year ago.  For the nine-month period ended September 30, 2003, the Company reported net sales of $45.7 million and a net loss of $423,000 or $0.09 per common share, compared to net sales of $47.5 million and a net loss of $238,000 or $0.05 per common share a year ago.

“I am pleased with our third quarter progress,” said R. Jeffrey Bailly, President and Chief Executive Officer.  “We saw an increase in both sales and profits over the prior year, and recorded yet another consecutive quarter of sales growth.”

“Strategically, we’re continuing our balanced approach of taking costs out of the business and improving efficiency while investing for long-term growth,” said Bailly.  “Our previously announced $77 million automotive program remains on track to launch in late 2004.  Plus, we added another industry veteran to our sales force this quarter, our third significant sales hire this year.”

“This difficult time in our industry has changed the competitive landscape, creating opportunities for our company to pursue new customers and acquisitions, and add talented veterans to our team.  As our working capital continues to grow and our cost model improves, we will be very well positioned to take advantage of these opportunities.”

UFP Technologies is an innovative designer and manufacturer of a broad range of high performance cushion foam and molded fiber packaging products, and specialty foam and plastic products for industrial and consumer markets.  The Company’s Packaging division is a leader in the emerging market for environmentally sound molded fiber interior packaging.

* * *

This news release contains forward-looking information that involves risks and uncertainties, including statements about expected positive results from the Company’s investments and new programs, improved results, the ability of the Company to benefit from its sales activity and pipeline of activity, and the expected volume of sales under the Company’s new contract with a large Tier-1 automotive supplier.  The Company cannot guarantee that it will benefit at all from its contract with the automotive supplier.  This contract is terminable by the automotive supplier for any reason, subject to a cancellation charge.  In addition, the $77 million revenue value of the contract is only an estimate based on the projected needs of the automotive supplier.  The Company’s revenues are directly dependent on the ability of the automotive supplier to develop, market, and sell its products in a timely, cost-effective manner.  If the automotive supplier’s needs decrease over the course of the eight-year contract, the Company’s estimated revenues from this contract may also decrease.  Even if the Company generates revenue from the project, the Company cannot guarantee that the project will be profitable, particularly if revenues from the contract are less than expected.  Investors are cautioned that such forward-looking statements involve other risks and uncertainties, including the ability of the Company to achieve positive results due to competition, evolving customer requirements, difficulties in integrating acquired businesses and product lines, difficulties associated with the roll out of new products and other factors. Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

UFP TECHNOLOGIES, INC.

Consolidated Condensed Statements of Operations

($ in thousands, except Per Share data)

	Three Months Ended		Nine Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$16,056	15,283	45,654	47,462
Cost of sales	12,904	12,017	37,502	37,832
Gross profit	3,152	3,266	8,152	9,630
SG&A	2,906	3,061	8,232	9,351
Operating income (loss)	246	205	(80)	279
Interest expense, other income & expenses	184	199	560	663
Income (loss) before income taxes	62	6	(640)	(384)
Income taxes	21	2	(217)	(146)
Net income (loss)	$41	4	(423)	(238)
Weighted average diluted shares outstanding	4,601	4,403	4,479	4,346
Per Share Data
Net income (loss)	$0.01	—	(0.09)	(0.05)

Consolidated Condensed Balance Sheet

($ in thousands)

	30-Sep-03	31-Dec-02
	Unaudited	Audited
Assets
Current assets	$17,034	$15,122
Net property, plant, and equipment	11,229	11,206
Other assets	8,851	9,055
Total assets	$37,114	$35,383
Liabilities and stockholders’ equity
Current liabilities	$14,709	$13,582
Long-term debt	7,736	6,851
Other liabilities	885	900
Total liabilities	$23,330	$21,333
Total stockholders’ equity	13,784	14,050
Total liabilities and stockholders’ equity	$37,114	$35,383